UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

AtlasClear Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

AMENDMENT NO. 1 TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 21, 2024

October 10, 2024

This Amendment No. 1 (this “Amendment”) amends the proxy statement of AtlasClear Holdings, Inc. (the “Company”), dated October 8, 2024 (the “Proxy Statement”). This Amendment does not change the proposals to be acted on at the special meeting of stockholders of the Company, which will be held on Monday, October 21, 2024, at 10:00 a.m., Eastern Time (as may be adjourned, the “Special Meeting”), or the recommendations of the Board of Directors of the Company (the “Board”) in relation thereto, which are described in the Proxy Statement.

The sole purpose of this Amendment is to clarify and correct that Proposals 1, 2, 3 and 4 of the Proxy Statement are considered “routine matters,” not “non-routine matters,” such that brokers have discretionary authority to vote on such Proposals, by amending and restating the question and answer under the caption, “What if my shares are held in street name?” on page 2 of the Proxy Statement.

The question and answer under the caption, “What if my shares are held in street name?” on page 2 of the Proxy Statement are amended and restated in their entirety as follows (change underlined):

What if my shares are held in street name?

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank, or other nominee that must be followed in order for your broker, bank, or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the enclosed postage-prepaid envelope.

If you do not provide instructions on how to vote, your broker may have authority to vote your shares. A broker non-vote occurs when a broker, bank or other nominee who holds shares for a beneficial owner does not vote on a particular item because it does not have discretionary voting authority for that item and has not received instructions from the beneficial owner of the shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Each of the Reverse Stock Split Proposals (proposals 1, 2, 3 and 4) is a routine matter. The Authorized Share Increase Proposal (proposal 5) is a non-routine matter. Your vote is especially important. If your shares are held by a broker, your broker cannot vote your shares for proposal 5 unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on these matters promptly. See “Vote Required” following each proposal for further information.

If you hold shares through a broker, bank, or other nominee and wish to be able to vote in person at the special meeting, you must obtain a “legal proxy” from your broker, bank, or other nominee and present it to the inspector of election with your ballot at the special meeting.

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 Unless otherwise expressly provided for in this Amendment, all capitalized words, phrases, or defined terms used in this Amendment will have the same meaning ascribed to them in the Proxy Statement. Except as expressly set forth in this Amendment, there have been no other changes or modifications to the Proxy Statement, and the Proxy Statement remains otherwise unchanged and in full force and effect.

As a stockholder, your vote is very important, and the Board encourages you to exercise your right to vote whether or not you plan to attend the Special Meeting. If you have already voted by Internet, telephone or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone or mail) will remain valid and will be voted at the Special Meeting unless revoked.

Important Information

The Company has filed the Proxy Statement with the Securities and Exchange Commission (“SEC”) and has furnished to its stockholders such Proxy Statement in connection with the solicitation of proxies for the Special Meeting. The Company advises its stockholders to read the Proxy Statement relating to the Special Meeting, as amended and supplemented by this Amendment, because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.